Exhibit 99.1

Investor Contact

Stacy Roughan

Director, Investor Relations

DineEquity, Inc.

818-637-3632

Media Contact

Lucy Neugart

Sard Verbinnen & Co

415-618-8750

DineEquity, Inc. Successfully Completes Refinancing of

Securitized Debt and Preferred Stock

EPS Accretive; Debt Maturities Extended;

Flexible Capital Structure with Attractive Terms

GLENDALE, Calif., October 21, 2010 —  DineEquity, Inc. (NYSE: DIN), parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today announced that it has successfully completed a $1.8 billion refinancing.  DineEquity used the proceeds from its refinancing activities and other cash on hand to fund the retirement of all of its outstanding securitized debt as well as to redeem the majority of the Company’s Series A perpetual preferred stock.

“We are pleased to have successfully refinanced the Company, securing a more favorable capital structure that maximizes our financial flexibility and allows us to focus on executing our growth plans for both the Applebee’s and IHOP brands,” said Julia A. Stewart, DineEquity’s chairman and chief executive officer.  “With this refinancing, we have addressed our previously complex capital structure in a holistic manner, taking advantage of favorable conditions in the debt markets.  We minimized prepayment penalties associated with replacing our securitized debt structure while also redeeming the large majority of our Series A perpetual preferred stock with available cash.  Looking forward, we intend to continue aggressively retiring debt by optimizing the stability of our cash flow performance and further reducing the capital needs of the business by moving to an even more highly franchised system over time.”

Jack Tierney, DineEquity’s chief financial officer, added, “Our goal was to eliminate refinancing risk and to put in place a new capital structure with attractive interest rates, extended maturities, and with the ability to reduce debt and leverage over time from our cash flow. The new bank and bond debt will achieve those objectives.”

The following are key highlights of DineEquity’s refinancing transaction:

•                  The Company established a $950 million senior secured credit facility comprised of a $900 million senior secured term loan facility maturing in October 2017, and a $50 million senior secured revolving credit facility maturing in October 2015, which was not drawn on as of the closing date of the refinancing.  The Company’s bank loans will bear interest at an annual rate equal to a LIBOR based rate, subject to a floor of 150 basis

points, plus a spread of 450 basis points.  Today, this represents a 6.0% interest rate on the Company’s bank loans.   A 1.0% upfront fee was paid to the lenders under the Company’s senior secured credit facility, in addition to other customary fees associated with the facility.

•                  The Company issued $825 million of senior unsecured notes at par that will mature in October 2018 with a coupon of 9.5% per annum.  Interest on the Company’s bonds are payable in the months of April and October of each year, beginning in April 2011.

•                  Transaction costs related to the refinancing will be approximately $56 million, which will be amortized over a 7.5-year period.

•                  DineEquity will recognize a charge of approximately $60 million in the fourth quarter of 2010 related to the write off of deferred financing costs associated with its previous securitized debt structure.  Additionally, the Company will recognize a $46 million charge in the fourth quarter of 2010 related to prepayment penalties and tender premiums associated with the refinancing of its previous securitized structure.  These charges are exclusive of related income tax benefits.

•                  DineEquity redeemed $143 million of Series A perpetual preferred stock at a cost of $150 million including a $6 million redemption premium plus $0.9 million of accrued and unpaid dividends as of October 19, 2010.  The Company funded the redemption of its Series A perpetual preferred stock through the use of proceeds from the notes and the loans borrowed under the senior secured term loan facility on the closing date of the refinancing, available cash, and restricted cash that was released with the retirement of its previous securitized debt structure.  The Company intends to redeem the remaining shares of its Series A perpetual preferred stock in the fourth quarter of 2010.

•                  The refinancing is accretive to earnings based on a combined reduction of interest expense and preferred dividends.

•                  DineEquity intends to continue to dedicate its free cash flow, along with cash proceeds generated from the future sales of Applebee’s company-operated restaurants, to the retirement of its bank debt after redeeming its outstanding shares of Series A perpetual preferred stock.

•                  Under the Company’s credit agreement, DineEquity is required to comply with a maximum consolidated leverage ratio and a minimum consolidated cash interest coverage ratio, beginning with the first quarter of 2011.  At that time, the Company’s required maximum consolidated leverage ratio will be 7.5x total debt (net of unrestricted cash not to exceed $75 million) to adjusted EBITDA on a trailing four-quarter basis, and its required minimum cash consolidated interest coverage ratio will be 1.5x adjusted EBITDA on a trailing four-quarter basis.  These thresholds are subject to step-downs or step-ups, as applicable, over time.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands. With nearly 3,500 restaurants combined, DineEquity is the largest full-service restaurant company in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: the implementation of DineEquity, Inc.’s (the “Company”) strategic growth plan; the availability of suitable locations and terms for sites designated for development; the ability of franchise developers to fulfill their commitments to build new restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; risks associated with the Company’s indebtedness; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; potential litigation and associated costs; continuing acceptance of the International House of Pancakes (“IHOP”) and Applebee’s brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Annual and Quarterly Reports on Forms 10-K and 10-Q. Forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.